Exhibit 23.2


                     Consent of Independent Accountants



We consent to the incorporation by reference in this Registration Statement on this Form S-3 to be filed by Home Properties of New York, Inc. of our report dated January 30, 1999, on our audits of the consolidated financial statements and financial statement schedule of Home Properties of New York, Inc. as of December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998, which report was included in the 1998 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP
--------------------------------------------------
PRICEWATERHOUSECOOPERS LLP



Rochester, New York
March 29, 1999